EXHIBIT 99.1



 CLASSIC COMMUNICATIONS, INC. TO ACQUIRE
 STAR CABLE SYSTEMS


           Austin Texas, October 14, 1999 - Classic Communications, Inc., today announced it has reached an agreement with Star Cable Associates to purchase all of the systems currently owned by Star Cable for approximately $130 million in cash and stock. Star Cable owns 37 systems in Louisiana, Texas and Ohio and serves approximately 57,000 subscribers. The Company believes that Star Cable represents a good strategic fit with its current operations.

           Classic Communications, Inc., based in Austin, Texas, has approximately 360,000 subscribers in non-metropolitan markets in Texas, Kansas, Oklahoma, Louisiana, Nebraska, Missouri, Arkansas, Colorado and New Mexico.

           Brera Capital Partners Limited Partnership owns, through a subsidiary, 64.4% of Classic Communications, Inc. Brera Capital Partners Limited Partnership, a $650 million private equity investment fund based in New York City, invests in a very limited number of companies in a few selected industries including telecommunications, financial services and outsourcing. Brera Capital Partners Limited Partnership seeks to build value by bringing to each investment proven experience in building successful companies, a spirit of true partnership with management in ownership and governance and an unconditional commitment to always do what is right for the company.

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 CONTACT:


 Steven E. Seach
 President and CFO
 Classic Communications, Inc.
 512-476-9095